UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 3, 2006

SUNPOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51593 (Commission File No.)	94-3008969 (I.R.S. Employer Identification No.)

3939 North First Street, San Jose, California 95134

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:

(408) 240-5500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 3, 2006, SunPower Corporation (“SunPower”) entered into a 4-year Supply Agreement (the “Agreement”) with DC Chemical Co., Ltd. (“DC Chemical”). The Agreement provides the general terms and conditions pursuant to which DC Chemical will supply SunPower with specified annual quantities of polysilicon at fixed prices. The first delivery of polysilicon is scheduled to take place in the first quarter of 2008. The aggregate purchase price of the polysilicon to be provided under the Agreement is approximately $250 million through December 31, 2011.

The polysilicon will be manufactured in a new DC Chemical facility, the construction of which will be supported by a series of advanced payments which SunPower will make over the next 12 months (with such advanced payments to be credited against polysilicon deliveries under the Agreement).

Item 7.01. Regulation FD Disclosure.

On July 10, 2006, SunPower issued a press release announcing its entry into this Agreement. A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated July 10, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2006

SunPower Corporation

By:	/s/ Emmanuel Hernandez
Name:	Emmanuel Hernandez
Title:	Chief Financial Officer

Exhibit No.	Description
99.1	Press Release dated July 10, 2006